Exhibit 99.1

News Release	GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 30, 2012	James A. Graner (612) 623-6635

Graco Reports Record Fourth Quarter and Annual Sales

MINNEAPOLIS, MN (January 30, 2012)  -  Graco Inc. (NYSE: GGG) today announced results for the quarter and year ended December 30, 2011.

Summary

$ in millions except per share amounts

	Quarter Ended			Year Ended
	Dec 30,	Dec 31,	%	Dec 30,	Dec 31,	%
	2011	2010	Change	2011	2010	Change
	(13 weeks)	(14 weeks)		(52 weeks)	(53 weeks)
Net Sales	$215.6	$197.3	9%	$895.3	$744.1	20%
Net Earnings	30.4	27.0	13%	142.3	102.8	38%
Diluted Net Earnings per Common Share	$0.50	$0.44	14%	$2.32	$1.69	37%

•	Sales for the quarter were 9 percent higher than the strong fourth quarter last year, which included 14 weeks, compared to 13 weeks in 2011.

•	Sales for the year increased 20 percent from last year.

•	Lubrication segment sales for the year topped $100 million and operating earnings more than doubled from the previous year.

•	For the year, gross margin rate of 56 percent and return on sales of 16 percent were each 2 percentage points higher than last year.

•	General and administrative expenses include $2 million of acquisition-related costs for the quarter and $8 million for the year.

“The increase in our revenues for the full year 2011 was very broad-based, with strong double-digit growth in all geographies and business segments,” said Patrick J. McHale, Graco’s President and Chief Executive Officer. “Although year-over-year growth decelerated somewhat from the third quarter of 2011, Graco reported revenues that were a record for any fourth quarter in the history of the Company. In addition, the extra week in the 2010 comparables belies the underlying growth in the Company’s weekly order rate experienced in the fourth quarter of 2011. When compared to the same period of the prior year, weekly order intake in the fourth quarter continued to grow at a double-digit rate. These strong results were driven by the Company’s continued investment in new products and geographic expansion.”

Consolidated Results

For the quarter, sales were 9 percent higher than last year in the Americas, flat in Europe and 20 percent higher in Asia Pacific. Translation rates did not have a significant impact on the sales increase for the quarter. For the year, sales increased 20 percent (18 percent at consistent translation rates), including increases of 17 percent in the Americas, 19 percent in Europe (14 percent at consistent translation rates) and 32 percent in Asia Pacific (27 percent at consistent translation rates). There were 53 weeks in fiscal 2010, including 14 weeks in the fourth quarter. There were 52 weeks in fiscal 2011, with 13 weeks in the fourth quarter.

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Gross profit margin, expressed as a percentage of sales, was 54 percent for the quarter, consistent with last year, and 56 percent for the year, up 2 percentage points. The rate improvement for the year is mainly from higher production volumes, pricing and favorable translation rates, partially offset by higher material costs.

Total operating expenses for the quarter were flat compared to last year and increased $30 million for the year. Half of the increase was in selling, marketing and distribution expenses, including strategic spending to generate and support growth, especially in Asia Pacific. General and administrative expenses for the year increased by $11 million, including $8 million related to the proposed acquisition of ITW’s finishing businesses. Operating expenses as a percentage of sales decreased to 32 percent for the quarter and 31 percent for the year, down 3 and 2 percentage points, respectively, compared to last year.

The effective income tax rate was 30 percent for the quarter and 32 percent for the year, compared to 26 percent and 31 percent for the comparable periods last year. In 2010, the effective rate for the quarter was low because the federal R&D tax credit was not renewed until the fourth quarter and the full-year benefit was reflected in that quarter.

Segment Results

Certain measurements of segment operations are summarized below:

	Quarter Ended			Year Ended
	(13 weeks in 2011, 14 weeks in 2010)			(52 weeks in 2011, 53 weeks in 2010)
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication
Net sales (in millions)	$125.2	$62.1	$28.3	$501.8	$290.7	$102.7
Net sales percentage change from last year	11%	1%	26%	23%	13%	32%
Operating earnings as a percentage of net sales
2011	33%	10%	19%	35%	17%	18%
2010	31%	8%	11%	31%	14%	11%

Industrial segment sales increased 11 percent for the quarter, including increases of 7 percent in the Americas, 8 percent in Europe and 20 percent in Asia Pacific. For the year, sales increased 23 percent, including increases of 17 percent in the Americas, 23 percent in Europe (19 percent at consistent translation rates) and 31 percent in Asia Pacific (27 percent at consistent translation rates). Higher sales and the leveraging of expenses led to improvement in operating earnings as a percentage of sales.

Contractor segment sales increased 1 percent for the quarter and 13 percent for the year. Sales for the quarter increased 8 percent in the Americas and 5 percent in Asia Pacific (2 percent at consistent translation rates). In Europe, sales decreased 15 percent compared to a strong fourth quarter of 2010 that included initial stocking orders of the new handheld product. For the year, sales increased 13 percent in the Americas, 9 percent in Europe (4 percent at consistent translation rates) and 25 percent in Asia Pacific (18 percent at consistent translation rates). Higher sales and the leveraging of expenses led to improvement in operating earnings as a percentage of sales.

Lubrication segment sales increased 26 percent for the quarter and 32 percent for the year. Sales for the quarter increased 17 percent in both the Americas and Europe, and 59 percent in Asia Pacific. For the year, sales increased 25 percent in the Americas, 38 percent in Europe and 57 percent in Asia Pacific. For both the quarter and the year, higher sales and the leveraging of factory volumes and operating expenses led to improvement in operating earnings as a percentage of sales.

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Outlook

“We are planning for growth in all business segments and geographies for the full year 2012, although percentage growth trends will likely be lower, reflecting difficult comparisons to our record-level sales in 2011, continued challenges in the worldwide construction market and the ongoing Eurozone crisis. We will continue to invest in new products and resources to expand Graco’s geographic footprint and broaden the served markets and applications for our products,” said McHale. “While we remain cautious regarding demand trends in Western Europe, we continue to see strong growth in the emerging markets of Europe as well as pockets of strength in certain end-markets, such as automotive, energy, heavy equipment and industrial lubrication. We also see sustained opportunities to grow in the United States, while Asia Pacific remains a bright spot for ongoing double-digit growth in 2012.”

As announced in mid-December, the Federal Trade Commission (FTC) has filed a complaint to challenge Graco’s proposed acquisition of the finishing businesses of Illinois Tool Works Inc. (NYSE: ITW). “The decision by the FTC to challenge this acquisition is extremely disappointing,” said McHale. “We strongly believe that this acquisition is pro-competitive and will benefit both end users and our distributor partners. We are confident in our position and will vigorously fight for approval in court.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders, which reflects the Company’s current thinking on the acquisition of the finishing businesses of ITW, market trends and the Company’s future financial performance at the time it is made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. In addition, risk factors related to the Company’s pending acquisition of the ITW finishing businesses include: whether and when the required regulatory approvals will be obtained, whether and when the closing conditions will be satisfied and whether and when the transaction will close, the ability to close on committed financing on satisfactory terms, the amount of debt that the Company will incur to complete the transaction, completion of purchase price valuation for acquired assets, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, how customers, competitors, suppliers and employees will react to the transaction, and economic changes in global markets. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2010 (and most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov.

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Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, January 31, 2012, at 11:00 a.m. ET, to discuss Graco’s fourth quarter and year-end results.

A real-time Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on January 31, 2012, by dialing 800-406-7325, Conference ID #4502375, if calling within the U.S. or Canada. The dial-in number for international participants is 303-590-3030, with the same Conference ID #. The replay by telephone will be available through February 4, 2012.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings (Unaudited)

	Quarter Ended		Year Ended
	Dec 30, 2011	Dec 31, 2010	Dec 30, 2011	Dec 31, 2010
Net Sales	$215,594	$197,293	$895,283	$744,065
Cost of products sold	98,581	89,621	395,078	340,620

Gross Profit	117,013	107,672	500,205	403,445
Product development	10,846	9,490	41,554	37,699
Selling, marketing and distribution	37,538	40,816	151,276	135,903
General and administrative	21,241	19,563	87,861	76,702

Operating Earnings	47,388	37,803	219,514	153,141
Interest expense	3,658	1,025	9,131	4,184
Other expense (income), net	6	270	655	417

Earnings Before Income Taxes	43,724	36,508	209,728	148,540
Income taxes	13,300	9,500	67,400	45,700

Net Earnings	$30,424	$27,008	$142,328	$102,840

Net Earnings per Common Share
Basic	$0.51	$0.45	$2.36	$1.71
Diluted	$0.50	$0.44	$2.32	$1.69
Weighted Average Number of Shares
Basic	59,723	59,944	60,286	60,209
Diluted	60,635	60,700	61,370	60,803

Segment Information (Unaudited)

	Quarter Ended		Year Ended
	Dec 30, 2011	Dec 31, 2010	Dec 30, 2011	Dec 31, 2010
Net Sales
Industrial	$125,205	$113,080	$501,841	$409,569
Contractor	62,068	61,647	290,732	256,588
Lubrication	28,321	22,566	102,710	77,908

Total	$215,594	$197,293	$895,283	$744,065

Operating Earnings
Industrial	$40,698	$35,032	$173,694	$126,266
Contractor	6,342	5,113	50,581	36,952
Lubrication	5,276	2,571	18,928	8,897
Unallocated corporate (expense)	(4,928)	(4,913)	(23,689)	(18,974)

Total	$47,388	$37,803	$219,514	$153,141

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GRACO INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec 30, 2011	Dec 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$303,150	$9,591
Accounts receivable, less allowances of $5,500 and $5,600	150,912	124,593
Inventories	105,347	91,620
Deferred income taxes	17,674	18,647
Other current assets	5,887	7,957

Total current assets	582,970	252,408
Property, Plant and Equipment
Cost	358,235	344,854
Accumulated depreciation	(219,987)	(210,669)

Property, plant and equipment, net	138,248	134,185
Goodwill	93,400	91,740
Other Intangible Assets, net	18,118	28,338
Deferred Income Taxes	29,752	14,696
Other Assets	11,821	9,107

Total Assets	$874,309	$530,474

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$8,658	$8,183
Trade accounts payable	27,402	19,669
Salaries and incentives	32,181	34,907
Dividends payable	13,445	12,610
Other current liabilities	49,596	44,385

Total current liabilities	131,282	119,754
Long-term Debt	300,000	70,255
Retirement Benefits and Deferred Compensation	120,287	76,351
Shareholders’ Equity
Common stock	59,747	60,048
Additional paid-in-capital	242,007	212,073
Retained earnings	97,467	44,436
Accumulated other comprehensive income (loss)	(76,481)	(52,443)

Total shareholders’ equity	322,740	264,114

Total Liabilities and Shareholders’ Equity	$874,309	$530,474

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GRACO INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Year Ended
	Dec 30, 2011	Dec 31, 2010
Cash Flows From Operating Activities
Net Earnings	$142,328	$102,840
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	32,483	33,973
Deferred income taxes	(1,814)	(4,248)
Share-based compensation	10,994	10,024
Excess tax benefit related to share-based payment arrangements	(2,195)	(1,988)
Change in
Accounts receivable	(26,767)	(23,285)
Inventories	(13,440)	(32,997)
Trade accounts payable	5,974	1,670
Salaries and incentives	(3,469)	20,453
Retirement benefits and deferred compensation	7,228	(1,428)
Other accrued liabilities	8,148	(18)
Other	2,574	(3,873)

Net cash provided by operating activities	162,044	101,123

Cash Flows From Investing Activities
Property, plant and equipment additions	(23,854)	(16,620)
Proceeds from sale of property, plant and equipment	426	257
Acquisition of business	(2,139)	—
Investment in life insurance	(1,499)	(1,499)
Capitalized software and other intangible asset additions	(931)	(907)

Net cash used in investing activities	(27,997)	(18,769)

Cash Flows From Financing Activities
Borrowings on short-term lines of credit	18,221	10,584
Payments on short-term lines of credit	(17,724)	(13,789)
Borrowings on long-term notes and line of credit	402,175	140,540
Payments on long-term line of credit	(172,430)	(156,545)
Payments of debt issuance costs	(1,131)	—
Excess tax benefit related to share-based payment arrangements	2,195	1,988
Common stock issued	22,231	12,794
Common stock repurchased	(43,250)	(24,218)
Cash dividends paid	(50,646)	(48,146)

Net cash provided by (used in) financing activities	159,641	(76,792)

Effect of exchange rate changes on cash	(129)	(1,383)

Net increase (decrease) in cash and cash equivalents	293,559	4,179
Cash and cash equivalents:
Beginning of year	9,591	5,412

End of year	$303,150	$9,591

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